CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of First Investors Life Series Funds and to the use of our report dated February 14, 2007 on the financial statements and financial highlights of Special Bond Fund and High Yield Fund, each a series of shares of First Investors Life Series Funds.   Such financial statements and financial highlights appear in the 2006 Annual Report to Shareholders which is incorporated by reference into the Prospectus/ Proxy Statement on Form N-14.

/s/ Tait, Weller & Baker LLP

Philadelphia, Pennsylvania

August 24, 2007